EXHIBIT 99.2

The share exchange described in this notice involves the securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document has been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

Notice of Convocation of 34th Annual General Meeting of Shareholders

Date and time

March 29 (Tuesday), 2022

10:00 a.m. (Venue scheduled to open from 09:15 a.m.)

Venue

Sapia Tower 6th floor, Station Conference Tokyo Room 602

1-7-12, Marunouchi, Chiyoda-ku, Tokyo

•	In order to prevent the spread of COVID-19, please refrain from attending the meeting at the venue, regardless of your health condition, and exercise your voting rights in writing (by mail) in advance.

•	No take home gifts will be offered to those attending the General Meeting of Shareholders.

Hinokiya Group Co., Ltd.

(Securities code: 1413)

Index

Notice of Convocation of 34th Annual General Meeting of Shareholders

Reference Materials for the General Meeting of Shareholders

Agenda No. 1:	Disposal of surplus

Agenda No. 2:	Partial amendment of the Articles of Incorporation

Agenda No. 3:	Appointment of eight directors

Agenda No. 4:	Appointment of one auditor

Agenda No. 5:	Approval of a Share Exchange Agreement between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS CO., LTD.

Attachments

Business Report

1. Current status of the Company group

2. Matters relating to shares of the Company

3. Matters relating to share acquisition rights, etc. of the Company

4. Matters relating to the Company’s officers

5. Status of accounting auditors

6. Matters relating to the status of development and operation of the system for ensuring the suitability of the Company’s business

Consolidated Financial Statements

Non-consolidated Financial Statements

Audit Report

Access to venue for General Meeting of Shareholders

Securities code: 1413

March 11, 2022

To: Shareholders

Marunouchi Trust Tower Main Building 7th floor, Marunouchi 1-8-3, Chiyoda-ku, Tokyo
Hinokiya Group Co., Ltd.
Akira Kondo, President and Representative Director

Notice of Convocation of 34th Annual General Meeting of Shareholders

We would like to first express our gratitude for your continued support.

This is to notify you that Hinokiya Group Co., Ltd.’s 34th Annual General Meeting of Shareholders will be held as set forth below.

If you are not attending on the day of the meeting, you may vote in writing. Please take the time to review the Reference Materials for the General Shareholders Meeting below, indicate whether you are voting for or against the items of the agenda in the enclosed voting form, and send it back to us so that it will arrive by 5:45 p.m. on March 28, 2022 (Monday).

1.	Date and time:	March 29 (Tuesday), 2022; 10:00 a.m. (Venue scheduled to open at 09:15 a.m.)

2.	Venue:	Sapia Tower 6th Floor, Station Conference Tokyo Room 602 1-7-12, Marunouchi, Chiyoda-ku, Tokyo

3.	Purposes:

	Matters to be reported:	1.	Contents of the Business Report, Consolidated Financial Statements, and the results of the audit for the Consolidated Financial Statements by the accounting auditor and the board of auditors for the 34th fiscal year (from January 1, 2021 to December 31, 2021)

		2.	Report on the contents of the Non-consolidated Financial Statements for the 34th fiscal year (from January 1, 2021 to December 31, 2021)

Agenda

Agenda No. 1:	Disposal of surplus

Agenda No. 2:	Partial amendment of the Articles of Incorporation

Agenda No. 3:	Appointment of eight directors

Agenda No. 4:	Appointment of one auditor

Agenda No. 5:	Approval of a Share Exchange Agreement between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS CO., LTD.

End

<To All Shareholders>

In order to prevent the spread of COVID-19, please refrain from attending the meeting at the venue, regardless of your health condition, and exercise your voting rights in writing (by mail) in advance.

<To Attending Shareholders>

•	Please bring a mask, wear it, and disinfect your hands at the entrance of the venue. We may refuse entry should you refuse to comply.

Our officers, the secretariat, and operating staff will be wearing masks.

•

We will take your temperature near the reception. If you refuse the temperature check, your body temperature is over 37.5 degrees, or you have other symptoms suggesting that you are unwell, including coughs, we may refuse your entry.

•	The agenda for the General Meeting of Shareholders has been simplified compared to previous years, and is scheduled to take less time than usual.

•	The number of available seats will be greatly reduced compared to previous years, in order to secure space in between. We therefore may limit the number of shareholders attending.

•	No take home gifts will be offered to shareholders attending the shareholders meeting.

Upon attending the meeting, please present the enclosed voting form at the reception desk. In order to conserve resources, we would appreciate it if you could take this Notice of Convocation with you.

Any revisions to the Reference Materials for the General Meeting of Shareholders, the Business Report, Non-consolidated Financial Statements and the Consolidated Financial Statements will be posted on the Hinokiya Group Co., Ltd. website.

Of the documents to be provided with this Notice of Convocation, the following items have been posted on the Company website in accordance with the laws and regulations and Article 15 of our Articles of Incorporation, and are therefore not included in the attachments to this Notice. Accordingly, the attached documents are part of the Consolidated Financial Statements and Non-consolidated Financial Statements audited by the auditor and the accounting auditor upon preparing the audit and accounting audit reports.

(1) Notes to the Consolidated Financial Statements

(2) Notes to the Non-consolidated Financial Statements

<Company Website>

https://www.hinokiya-group.jp/ir/

Reference Documents for Shareholders Meeting

Proposal No. 5: Approval of Share Exchange Agreement between the Company and YAMADA HOLDINGS CO., LTD.

YAMADA HOLDINGS CO., LTD. (“YAMADA HOLDINGS”) and Hinokiya Group Co., Ltd. (collectively with YAMADA HOLDINGS, the “Companies”), at their respective Boards of Directors meetings held on February 10, 2022, passed a resolution to conduct a share exchange (the “Share Exchange”) in which YAMADA HOLDINGS will become the wholly-owning parent company and Hinokiya Group Co., Ltd. will become the wholly-owned subsidiary, and that YAMADA HOLDINGS and Hinokiya Group Co., Ltd. entered into a share exchange agreement (the “Share Exchange Agreement”).

Accordingly, we would like to request approval for the Share Exchange Agreement.

YAMADA HOLDINGS intends to conduct the Share Exchange through a simplified share exchange procedure, which does not require approval by a resolution of the General Meeting of Shareholders pursuant to Article 796, paragraph (2) of the Companies Act (Act No. 86 of 2005, as amended thereafter; the same applies hereinafter); whereas Hinokiya Group Co., Ltd. intends to conduct the Share Exchange subject to approval of the Share Exchange Agreement at this Ordinary General Meeting of Shareholders. The Share Exchange is scheduled to take effect on April 27, 2022.

Regarding the review of market segments of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) scheduled for April 4, 2022, Hinokiya Group Co., Ltd. has selected and applied to be listed on the Tokyo Stock Exchange Prime Market (the “Prime Market”), as announced on December 16, 2021. In this regard, the common stock of Hinokiya Group Co., Ltd. (“Hinokiya Group Co., Ltd. Stock”) will be delisted from the Prime Market as of April 25, 2022 (the last trading date will be April 22, 2022), before the effective date of the Share Exchange (scheduled for April 27, 2022).

The reasons for carrying out the Share Exchange, the content of the Share Exchange Agreement, and other matters relating to the agenda items are as set forth below.

1. Purpose of the Share Exchange

Since its foundation in 1973 as a sole proprietorship dealing in electric appliances, YAMADA HOLDINGS has sought to be a corporate group that continues to grow together with society through constant innovation, based on its management philosophy of “Creation and Challenge” and “Appreciation and Trust”

as a specialty retailer of home appliances. YAMADA HOLDINGS has built a new business model as a home appliance mass retailer, by overturning conventional thinking in the industry with innovative ideas, and by continuously expanding through: proactive forward-looking management; strengthening its financial structure by steadily implementing capital policies; and strengthening its management resource base. YAMADA HOLDINGS has also worked to increase its corporate value based on the concept of “total-living” as a lifestyle infrastructure, with its home appliance sales business at the core. In the meantime, YAMADA HOLDINGS has taken certain measures to further enhance the management efficiency and governance of the entire Group, such as shifting to a holding company structure on October 1, 2020, and restructuring its organizations into five business segments—“consumer electronics,” “housing,” “finance,” “environment,” and the “other segment”—starting from July 1, 2021.

By transitioning to a holding company structure, YAMADA HOLDINGS separated management and supervision from business execution, and focuses on comprehensive control, including the planning and drafting of management strategies for the sustainable growth and development of the Group, thereby building a structure that further strengthens Group governance.

YAMADA HOLDINGS’ transition to a holding company structure has allowed YAMADA HOLDINGS to separate the management and supervision of its businesses from the execution of its operations and to focus on comprehensive control, including planning and designing management strategies for the sustainable growth and development of the group. This, in turn, has allowed YAMADA HOLDINGS to build a system that further strengthens its Group governance. The new structure with clearly defined business responsibilities also allows YAMADA-DENKI CO., LTD. to concentrate on executing operations involved in the business of selling home and information appliances and in the business of selling housing-related products. YAMADA DENKI thus strives to improve the management efficiency of the entire YAMADA HOLDINGS Group and, in turn, to further increase the Group’s corporate value. In addition, YAMADA HOLDINGS’ restructuring of its organizational structure on July 1, 2021, and certain other efforts are intended to accelerate independent business activities by each segment and to build a system that further strengthens Group governance. This aims to increase corporate value by promptly promoting the “total-living” strategy and through the SDGs and ESG initiatives. Going forward, YAMADA HOLDINGS will continue to take on a variety of challenges for sustainable growth and development in the future, through initiatives such as the development of new business areas centered on home appliance sales and the promotion of structural reforms.

In addition, YAMADA HOLDINGS published “YAMADA HOLDINGS 2025 Mid-term business plan” on November 4, 2021. There have been significant changes in the market environment facing the industry to which the YAMADA HOLDINGS Group belongs, such as changes in demand caused by a declining birthrate and an aging population, the worsening of environmental problems due to global environmental changes, and growing public health awareness caused by COVID-19. Based on these changes in the market environment, YAMADA HOLDINGS intends to accelerate the growth of its businesses by further strengthening its management that links these businesses through the “total-living” strategy.

On the other hand, since its establishment as Kabushiki Kaisha Higashi Nihon New House in 1988, Hinokiya Group Co., Ltd. has expanded its business under the management philosophy of “contributing to society with the highest quality and lowest price possible.” As of the date of this notice, Hinokiya Group Co., Ltd.’s company group consists of Hinokiya Group Co., Ltd., its nine consolidated subsidiaries, three non-consolidated subsidiaries, and two non-equity method affiliates (the “Hinokiya Group Co., Ltd. Group”). The Hinokiya Group Co., Ltd. Group is engaged mainly in housing, real estate investing, insulation material, and renovation businesses, as well as developing comprehensive business activities related to housing.

Aiming at continuous growth and a further increase in corporate value, the Hinokiya Group Co., Ltd. Group announced its medium-term business plan “NEXT STAGE 2022” on April 4, 2018. It is a five-year plan covering the period from the fiscal year ended December 31, 2018, to the fiscal year ending December 31, 2022. With a view to providing innovative products and services and expanding into new business fields, and with the housing business continuing to be positioned as the main business, the plan intends to promote the supply of houses with high added value, including “Z Air Conditioning,” which is a revolutionary, epochal air-conditioning system that caters to the needs arising from the changes in the environment, as well as to expand and improve the functions of the housing-related businesses, by taking advantage of Hinokiya Group Co., Ltd.’s strengths in product planning and development. The plan also intends to further increase profit by promoting the improvement of operational efficiency through utilizing ICT.

However, since it is inevitable that the present-day housing industry will see a decreasing number of new housing construction projects due to the declining population, the overall market is expected to shrink. The Companies reached a decision that in order for them to grow further in this market environment, forming a strong partnership between the Companies, instead of only pursuing their respective growth strategies independently, will contribute to the further increase in their group’s corporate value. Thus, YAMADA HOLDINGS became the parent company of Hinokiya Group Co., Ltd. by acquiring 6,327,659 shares of Hinokiya Group Co., Ltd. Stock (which correspond to 50.02% of the total number of issued shares excluding treasury shares as of December 31, 2021) on October 29, 2020, through a tender offer for shares of Hinokiya

Group Co., Ltd. Stock. Since then, the Companies have, while maintaining the independence of Hinokiya Group Co., Ltd. as a listed company, discussed specific measures to be taken to: increase the sales of Hinokiya Group Co., Ltd.’s houses and the epochal air-conditioner “Z Air Conditioning”; mutually utilize their sales bases; jointly purchase materials and components; and improve their construction systems.

On the other hand, in light of the severe changes in the industry environment surrounding YAMADA HOLDINGS and Hinokiya Group Co., Ltd., such as the declining demand for new construction due to the population decline, as well as budget-minded consumers, YAMADA HOLDINGS has reached an understanding that the current consolidated parent-subsidiary relationship with Hinokiya Group Co., Ltd. based on the premise of maintaining Hinokiya Group Co., Ltd.’s listed status was not sufficient to adapt to this environment by accurately seizing business opportunities and by achieving a more flexible and agile reform. Based on this understanding, YAMADA HOLDINGS reached the conclusion that further strengthening the collaborative relationship between the Companies and realizing swift and flexible decision-making and thorough implementation of policies within the Group, by means of making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS, will not only enhance the corporate value of Hinokiya Group Co., Ltd. but also that of the YAMADA HOLDINGS Group. Accordingly, in November 2021, YAMADA HOLDINGS requested that Hinokiya Group Co., Ltd. hold discussions toward making it a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange.

Hinokiya Group Co., Ltd. has maintained its independence as a listed company, despite being a consolidated subsidiary of YAMADA HOLDINGS and, as such, it has taken advantage of YAMADA HOLDINGS’ reputation and the YAMADA HOLDINGS Group’s management resources in Hinokiya Group Co., Ltd.’s effort to increase its sales and corporate value. In the meantime, Hinokiya Group Co., Ltd. understands that the business environment surrounding it will continue to be harsh with even severer competition between companies, due to, in the short term, a situation called “Wood Shock” in which lumber prices have soared in Japan, as well as the significant changes in people’s lifestyle and in the way they work under this new normal caused by the spread of COVID-19, and due to, in the medium- and long-term, the expected reduction in demand for new houses that will result from the population decline.

Under these circumstances, Hinokiya Group Co., Ltd. has carefully considered the request from YAMADA HOLDINGS, and it has reached the understanding that becoming a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange will contribute to increasing the corporate value of Hinokiya Group Co., Ltd. This is because by becoming a wholly-owned subsidiary of YAMADA HOLDINGS, which is Hinokiya Group Co., Ltd.’s parent company and engages in home appliance, housing, environment, and other businesses that are highly compatible with Hinokiya Group Co., Ltd. Group’s businesses, Hinokiya Group Co., Ltd. will be able to further strengthen its alliance with YAMADA HOLDINGS, receive active investment in management resources from YAMADA HOLDINGS, and further improve the efficiency of Group management. This, in turn, will allow Hinokiya Group Co., Ltd. to build a system that will facilitate Hinokiya Group Co., Ltd. to achieve its management strategies from a medium- and long-term perspective through prompt decision making.

More specifically, becoming a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange is expected to bring, among other things, the following benefits to Hinokiya Group Co., Ltd.: (i) improving the efficiency of Hinokiya Group Co., Ltd.’s management through integration and abolition of its showrooms located in prefectures and opening additional shops in areas not covered by existing shops by taking advantage of the YAMADA HOLDINGS Group’s network of shops; (ii) expanding the areas covered by Hinokiya Group Co., Ltd.’s shops by opening additional shops in the current situation where YAMADA HOLDINGS is actively developing its LIFE SELECT stores that cover not only home appliances but also a wide range of other products necessary in life, such as furniture, interior goods, household goods, renovation plans, daily necessities, games, and toys, under the store concept of “fun, bringing happiness to every part of life” with the trading area per shop covering a population of 300 thousand; (iii) making the proposal of “total-living” to the owners of houses sold by Hinokiya Group Co., Ltd. in the past, to help them live a more productive and comfortable life; (iv) reducing costs by utilizing infrastructure common between YAMADA HOLDINGS and Hinokiya Group Co., Ltd.; and (v) reducing the costs of maintenance of Hinokiya Group Co., Ltd.’s listed status as a result of delisting Hinokiya Group Co., Ltd., including the cost of maintaining such part of its management division and audit costs as is required as a listed company.

As for the method for making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS, the Companies decided that choosing a share exchange scheme is desirable because they expected: (i) that delivering shares of YAMADA HOLDINGS’ common stock (“YAMADA HOLDINGS Stock”) to Hinokiya Group Co., Ltd.’s minority shareholders in consideration of the Share Exchange will provide these minority shareholders with opportunities to enjoy, through holding shares of YAMADA HOLDINGS Stock, (a) the synergy effects expected from implementation of the various measures planned to be taken after the Share Exchange, (b) YAMADA HOLDINGS’ business development and revenue increase that will result from achievement of the synergy effects, and (c) resulting increase in the price of YAMADA HOLDINGS Stock; and (ii) that, on the other hand, the high liquidity of YAMADA HOLDINGS Stock will allow these minority shareholders to cash in their shares of YAMADA HOLDINGS Stock at any time by trading on the market.

YAMADA HOLDINGS and Hinokiya Group Co., Ltd. subsequently had repeated discussions, and determined that making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange will contribute to the enhancement of their corporate value, because making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS will allow the Companies to further improve their profitability and competitiveness by bringing stronger group synergies from a medium- to long-term perspective, through allowing Hinokiya Group Co., Ltd. to make expeditious decisions and to utilize the management resources and networks of YAMADA HOLDINGS as a whole. In addition, the Companies believe that in order for Hinokiya Group Co., Ltd. to achieve sustainable growth, Hinokiya Group Co., Ltd. needs to be delisted from the stock exchange so as to make expeditious decisions without being constrained by short-term stock market valuations.

Based on the above, the Companies reached an agreement on the terms and conditions of the Share Exchange, including the allotment ratio, after discussions and negotiations between them and, on February 10, 2022, adopted a resolution for the Share Exchange at their respective Boards of Directors meetings and executed the Share Exchange Agreement for the purpose of making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS. Through the Share Exchange, the Companies aim to improve their corporate value by achieving such results as improving management flexibility, further strengthening Group strategies, and improving management efficiency by reducing costs through terminating the parent-subsidiary listing.

2. Contents of the Share Exchange Agreement

The details of the Share Exchange Agreement executed between the parties on February 10, 2022 is as provided below.

Share Exchange Agreement (copy)

YAMADA HOLDINGS CO., LTD. (“YAMADA HOLDINGS”) and Hinokiya Group Co., Ltd. (“Hinokiya Group”) hereby execute this Share Exchange Agreement (this “Agreement”), dated February 10, 2022 (the “Execution Date”), as follows.

Article 1 (Share Exchange)

In accordance with the provisions of this Agreement, YAMADA HOLDINGS and Hinokiya Group shall carry out a share exchange (the “Share Exchange”) with YAMADA HOLDINGS as the wholly-owing parent company in the Share Exchange and Hinokiya Group as the wholly-owned subsidiary in the Share Exchange, and through the Share Exchange, YAMADA HOLDINGS shall acquire all of the issued shares of Hinokiya Group (excluding shares of Hinokiya Group held by YAMADA HOLDINGS; the same applies hereinafter).

Article 2 (Trade Names and Addresses of Party Companies)

The trade names and addresses of YAMADA HOLDINGS and Hinokiya Group are as follows:

YAMADA HOLDINGS (wholly-owning parent company)

Trade Name: YAMADA HOLDINGS CO., LTD.

Address: 1-1 Sakae-cho, Takasaki City, Gunma

Hinokiya Group (wholly-owned subsidiary)

Trade Name: Hinokiya Group Co., Ltd.

Address: Marunouchi Trust Tower Main Building 7th Floor, Marunouchi 1-8-3, Chiyoda-ku, Tokyo

Article 3 (Shares to be Delivered in Share Exchange and Allocation Thereof)

1.

Upon the Share Exchange, YAMADA HOLDINGS shall deliver to the shareholders listed or recorded in the shareholder register as of the time (the “Record Time”) immediately preceding the time of YAMADA HOLDINGS’ acquisition of all issued shares of Hinokiya Group through the Share Exchange (meaning the shareholders after the cancellation of Hinokiya Group’s treasury shares pursuant to Article 7, and excluding YAMADA HOLDINGS; the “Allotment-Eligible Shareholders”), in exchange for the common shares of Hinokiya Group held by such shareholders, the number of common shares of YAMADA HOLDINGS acquired by multiplying the total number of Hinokiya Group common shares held by these shareholders by 6.2.

2.	Upon the Share Exchange, YAMADA HOLDINGS shall allot to the Allotment-Eligible Shareholders 6.2 common shares of YAMADA HOLDINGS for each common share of Hinokiya Group held by them.

3.

In the event of any fraction in the number of common shares of YAMADA HOLDINGS to be allotted to the Allotment-Eligible Shareholders in accordance with the provisions of the preceding two paragraphs, YAMADA HOLDINGS shall process this in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

Article 4 (Amounts of Capital and Reserves)

The amount of capital and reserves of YAMADA HOLDINGS increasing through the Share Exchange shall be the amounts separately specified by YAMADA HOLDINGS as appropriate in accordance with the provisions of Article 39 of the Regulation on Corporate Accounting.

Article 5 (Effective Date of Share Exchange)

The Share Exchange shall come into effect on April 27, 2022 (the “Effective Date”); however, if any change of the Effective Date is necessary due to the progress of procedures for the Share Exchange or for other reasons, YAMADA HOLDINGS and Hinokiya Group may change the Effective Date upon mutual consultation and agreement.

Article 6 (Approval of Share Exchange Agreement)

1.

In accordance with the provisions of the main clause of Article 796, Paragraph 2 of the Companies Act, YAMADA HOLDINGS shall carry out the Share Exchange without receiving any approval of this Agreement based on a resolution of a general shareholders meeting as specified in Article 795, Paragraph 1 of the Companies Act; however, if the approval of this Agreement based on a resolution of general shareholders meeting becomes necessary in accordance with Article 796, Paragraph 3 of the Companies Act, YAMADA HOLDINGS shall request the approval of this Agreement based on a resolution of the general shareholders meeting to be held no later than the day immediately preceding the Effective Date.

2.

Hinokiya Group shall seek approval of this Agreement by a resolution of the general shareholders meeting set forth in Article 783, Paragraph 1 of the Companies Act no later than the day immediately preceding the Effect Date.

Article 7 (Cancellation of Treasury Shares)

As of the Record Time, Hinokiya Group shall cancel all of the treasury shares (including the shares to be acquired by the Hinokiya Group in response to the dissenting shareholders’ appraisal rights under Article 785, Paragraph 1 of the Companies Act that are exercised in relation to the Share Exchange) that it holds at the Record Time pursuant to a resolution of the Board of Directors of Hinokiya Group to be made no later than the day immediately preceding the Effective Date of the Share Exchange.

Article 8 (Management of Company Assets)

YAMADA HOLDINGS and Hinokiya Group shall, during the period from the Execution Date up to and including the day immediately preceding the Effective Date, carry out their respective businesses, and manage and operate their assets, with the due care of a good manager, and if either YAMADA HOLDINGS or Hinokiya Group seeks to carry out any acts that may have a material effect on its assets or rights and obligations, it shall carry out such act only after prior consultation and agreement with the other party.

Article 9 (Dividends of Surplus)

Hinokiya Group may pay cash dividends of surplus of up to JPY 50 per common share to the shareholders or registered pledgees of shares listed or recorded in the latest shareholders register dated December 31, 2021.

Article 10 (Change on Terms and Conditions of Share Exchange and Termination of Agreement)

If, during the period from the Execution Date up to and including the day immediately preceding the Effective Date, there occurs any material change in the assets or management of either YAMADA HOLDINGS or Hinokiya Group, or if there arises or it becomes obvious that there would be a major hindrance to the execution of the Share Exchange or if it otherwise becomes difficult to achieve the purposes of this Agreement, YAMADA HOLDINGS and Hinokiya Group may change the terms and conditions of this Agreement or terminate this Agreement upon mutual consultation and agreement.

Article 11 (Effect of Agreement)

This Agreement shall cease to be effective upon the occurrence of any of the following events:

(1)

In the event that the Agreement is not approved by a resolution of the general shareholders meeting of YAMADA HOLDINGS by the day immediately preceding the Effective Date in the case that such approval is required pursuant to the provisions of Article 6, Paragraph 1;

(2)

wherein the event that the approval of this Agreement by a resolution of the general shareholders meeting of Hinokiya Group as provided for in Article 6, Paragraph 2 of this Agreement is not obtained by the day immediately preceding the Effective Date;

(3)

In the event that the obtainment of permits, approvals and other consents from related authorities and other agencies, or the filing of notifications and other registration with related authorities and other agencies are not completed by the Effective Date pursuant to laws and regulations in relation to the Share Exchange; and

(4)	In the event that this Agreement is terminated pursuant to the preceding article.

Article 12 (Jurisdiction)

The Tokyo District Court shall be the exclusive court of first instance for all disputes between YAMADA HOLDINGS and Hinokiya Group relating to this Agreement.

Article 13 (Good Faith Consultations)

Any matter not provided for in this Agreement or any doubt arising with respect to the interpretation of this Agreement shall be resolved upon mutual consultation in good faith between YAMADA HOLDINGS and Hinokiya Group.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, YAMADA HOLDINGS and Hinokiya Group have prepared this Agreement in duplicate, and shall retain one (1) original each after affixing their respective names and seal impressions hereto.

February 10, 2022

YAMADA HOLDINGS:	YAMADA HOLDINGS CO., LTD.
1-1 Sakae-cho, Takasaki City, Gunma
Representative Director, Chairman and CEO, Noboru Yamada

Hinokiya Group:	Hinokiya Group Co., Ltd.
Marunouchi Trust Tower Main Building 7th floor, Marunouchi 1-8-3, Chiyoda-ku, Tokyo
President and Representative Director, Akira Kondo

3. Matters related to the Appropriateness of the Consideration for the Exchange

(1) Total Number and Contents of Consideration for the Exchange

(i) Allotment of shares in the Share Exchange

	YAMADA HOLDINGS (wholly-owning parent company)	Hinokiya Group Co., Ltd. (wholly-owned subsidiary)
Allotment ratio for the Share Exchange	1	6.2
Number of shares to be delivered in the Share Exchange	Common stock of YAMADA HOLDINGS: 39,204,615 shares (estimate)

Note 1: Share allotment ratio

For each share of Hinokiya Group Co., Ltd. Stock, 6.2 shares of YAMADA HOLDINGS Stock will be allotted. However, no shares will be allotted in the Share Exchange for the shares of Hinokiya Group Co., Ltd. Stock held by YAMADA HOLDINGS (6,327,659 shares as of December 31, 2021). As per the Share Exchange Agreement, the share allotment ratio for the Share Exchange specified in the table above (the “Share Exchange Ratio”) is subject to change by consultation and agreement between the Companies in the event of any significant changes to the terms and conditions based on which the Share Exchange Ratio is calculated.

Note 2: Number of shares of YAMADA HOLDINGS Stock to be delivered in the Share Exchange

39,204,615 shares of YAMADA HOLDINGS Stock (estimate)

The above number of common shares has been calculated based on the total number of issued shares of Hinokiya Group Co., Ltd. Stock (13,575,000 shares) and the number of treasury shares (924,016 shares) as of December 31, 2021.

Upon the Share Exchange, YAMADA HOLDINGS will deliver the number of shares of YAMADA HOLDINGS Stock calculated based on the Share Exchange Ratio to the shareholders of Hinokiya Group Co., Ltd. (referring to the shareholders after the cancellation of treasury stock as described below and excluding YAMADA HOLDINGS) as of the time immediately before the time at which YAMADA HOLDINGS acquires all of the issued shares in Hinokiya Group Co., Ltd. (excluding the shares of Hinokiya Group Co., Ltd. Stock held by YAMADA HOLDINGS) in the Share Exchange (the “Record Time”), in exchange for shares of Hinokiya Group Co., Ltd. Stock held by these shareholders. YAMADA HOLDINGS intends to use its treasury shares (39,204,615 shares) as shares to be delivered through the Share Exchange, and it does not plan to issue new shares for allotment in the Share Exchange.

Hinokiya Group Co., Ltd. plans to cancel, at the Record Time and by a resolution passed at its Board of Directors meeting to be held no later than the day before the effective date of the Share Exchange, all of the treasury shares held by it (including any shares that may be acquired by Hinokiya Group Co., Ltd. as a result of purchase of shares in response to dissenting shareholders’ demand for purchase of shares that may be made under Article 785, paragraph (1) of the Companies Act in the course of the Share Exchange).

The number of shares of YAMADA HOLDINGS Stock to be allotted and delivered through the Share Exchange is subject to change due to Hinokiya Group Co., Ltd.’s acquisition, cancellation, etc. of treasury shares or for other reasons.

Note 3: Treatment of shares constituting less than one unit

Shareholders of Hinokiya Group Co., Ltd. who will hold shares in YAMADA HOLDINGS constituting less than one unit (less than 100 shares) as a result of the Share Exchange will be entitled to use the following programs with respect to YAMADA HOLDINGS Stock. Shares constituting less than one unit cannot be sold on a financial instruments exchange market.

1)	Buyback program for shares constituting less than one unit (allowing the sale of shares constituting less than one unit [100 shares]).

Pursuant to Article 192, paragraph (1) of the Companies Act, this program entitles a shareholder who holds shares in YAMADA HOLDINGS constituting less than one unit to demand that YAMADA HOLDINGS purchase the shares constituting less than one unit held by the shareholder, and to sell these shares to YAMADA HOLDINGS.

2)

Top-up program for shares constituting less than one unit (allowing topping up to one unit [100 shares]) Pursuant to Article 194, paragraph (1) of the Companies Act and YAMADA HOLDINGS’ Articles of Incorporation, this program entitles a shareholder who holds shares in YAMADA HOLDINGS constituting less than one unit to demand that YAMADA HOLDINGS sell the shareholder such number of shares of YAMADA HOLDINGS Stock as will constitute one unit (100 shares) when combined with the number of shares constituting less than one unit held by the shareholder, and to purchase those additional shares from YAMADA HOLDINGS.

Note 4: Treatment of fractions of less than one share

For the shareholders of Hinokiya Group Co., Ltd. who will otherwise be allotted and delivered fractions of less than one share of YAMADA HOLDINGS Stock in the Share Exchange, YAMADA HOLDINGS will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell shares of YAMADA HOLDINGS Stock in the number equivalent to the total number of such fractions (with any fraction less than one share in the total number to be rounded down) and pay these shareholders the proceeds of such sale in cash in proportion to the respective numbers of fractional shares that would have otherwise been held by these shareholders.

(ii) Grounds for the details of allotment of shares in the Share Exchange

a. Grounds and reasons for the details of allotment

As described in “Purpose of the Share Exchange” in 1 above, in November 2021, YAMADA HOLDINGS made a proposal to Hinokiya Group Co., Ltd. for the Share Exchange. After repeated serious discussions and negotiations between the Companies, they reached the conclusion that making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS would be the best decision for increasing their corporate value.

In order to ensure fairness and appropriateness in calculating the Share Exchange Ratio to be applied to the Share Exchange as described in “Allotment of shares in the Share Exchange” in 3(1)(i) above, YAMADA HOLDINGS and Hinokiya Group Co., Ltd. each separately decided to engage a third-party valuation institution independent from them to calculate the share exchange ratio. YAMADA HOLDINGS and Hinokiya Group Co., Ltd. appointed Nomura Securities Co., Ltd. (“Nomura Securities”) and Yamada Consulting Group Co., Ltd. (“Yamada Consulting”), respectively, as their respective third-party valuation institutions.

YAMADA HOLDINGS had repeated careful discussions and negotiations based on, among other things, the valuation report on the Share Exchange Ratio dated February 10, 2022 received from its third-party valuation institution Nomura Securities and advice from its legal advisor Nishimura & Asahi, as described in “Measures to ensure fairness” in (3)(i) below. As a result, YAMADA HOLDINGS has reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders. Accordingly, YAMADA HOLDINGS has concluded that conducting the Share Exchange using the Share Exchange Ratio is appropriate.

On the other hand, Hinokiya Group Co., Ltd. had repeated careful discussions and negotiations based on, among other things, the valuation report on the Share Exchange Ratio dated February 9, 2022 received from its third-party valuation institution Yamada Consulting and advice from its legal advisor, Anderson Mōri & Tomotsune (“AMT”), as described in “Measures to ensure fairness” in (3)(i) below, as well as instructions and advice from a special committee consisting of independent members who have no interest in YAMADA HOLDINGS, which is Hinokiya Group

Co., Ltd.’s controlling shareholder (the “Special Committee”; the details of the Special Committee are as described in “Measures to avoid conflicts of interest” in (3)(ii) below), the content and outcome of the negotiations led by the Special Committee, and a report submitted by the Special Committee. As a result, Hinokiya Group Co., Ltd. has reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders. Accordingly, Hinokiya Group Co., Ltd. has concluded that conducting the Share Exchange using the Share Exchange Ratio is appropriate.

In addition to the foregoing, each of the Companies engaged in a careful review based on the results of its due diligence on the other company, among other things, while conducting repeated careful discussions and negotiations with the other company by comprehensively taking into consideration the Companies’ respective financial conditions, performance trends and future prospects, share price trends, and other factors. As a result, YAMADA HOLDINGS and Hinokiya Group Co., Ltd. have reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders. The Companies thus decided to conduct the Share Exchange using the Share Exchange Ratio, and the Companies executed the Share Exchange Agreement as per resolutions passed at their respective Board of Directors meetings held on February 10, 2022.

As per the Share Exchange Agreement, the Share Exchange Ratio is subject to change by consultation and agreement between the Companies in the event of any significant changes to the terms and conditions based on which the Share Exchange Ratio was calculated.

b. Matters concerning calculation

(a).	Names of valuation institutions and their relationships with the Companies

Nomura Securities, which acts as YAMADA HOLDINGS’ third-party valuation institution, and Yamada Consulting, which acts as Hinokiya Group Co., Ltd.’s third-party valuation institution, are both valuation institutions independent of YAMADA HOLDINGS and Hinokiya Group Co., Ltd. Neither is a related party to YAMADA HOLDINGS or Hinokiya Group Co., Ltd. or has any material interest to be noted in connection with the Share Exchange.

(b).	Outline of calculation

As for YAMADA HOLDINGS, Nomura Securities performed its valuation using the average market price analysis (which was based on the valuation reference date of February 9, 2022 and used the closing stock price on the First Section of the Tokyo Stock Exchange Market on the valuation reference date and the respective average closing prices on the same stock exchange for the five-business day period from February 3, 2022 to the valuation reference date, the one-month period from January 11, 2022 to the valuation reference date, the three-month period from November 10, 2021 to the valuation reference date, and the six-month period from August 10, 2021 to the valuation reference date), in light of the fact that YAMADA HOLDINGS Stock is listed on a financial instruments exchange and its market price is available.

As for Hinokiya Group Co., Ltd., Nomura Securities performed its valuation using: (i) the average market price analysis (which was based on the valuation reference date of February 9, 2022 and used the closing price of Hinokiya Group Co., Ltd. Stock on the First Section of the Tokyo Stock Exchange Market on the valuation reference date and the respective average closing prices on the same stock exchange for the five-business day period from February 3, 2022 to the valuation reference date, the one-month period from January 11, 2022 to the valuation reference date, the three-month period from November 10, 2021 to the valuation reference date, and the six-month period from August 10, 2021 to the valuation reference date), in light of the fact that Hinokiya Group Co., Ltd. Stock is listed on a financial instruments exchange and its market price is available; (ii) the comparable company analysis method, in light of the fact that there are listed companies comparable to Hinokiya Group Co., Ltd. and the value of its stock can be inferred by means of comparison with comparable companies; and (iii) the discounted cash flow analysis (the “DCF Analysis”) in order to reflect Hinokiya Group Co., Ltd.’s future business activities in the valuation. If a value of one (1) is assigned to the value per share of YAMADA HOLDINGS Stock, the ranges of the value per share of Hinokiya Group Co., Ltd. Stock calculated using the aforementioned valuation methods are as follows:

Method used	Resulting share exchange ratio
Average market price analysis	5.13 to 5.43
Comparable company analysis method	3.79 to 6.38
DCF analysis	5.23 to 9.23

In calculating the share exchange ratio, Nomura Securities assumed that all of the publicly available information and the information provided to Nomura Securities were accurate and complete, and Nomura Securities did not independently verify the accuracy or completeness of the aforementioned information. Nomura Securities did not independently evaluate, appraise or assess the assets and liabilities (including derivative financial products, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of the Companies and their affiliates, and did not perform any analysis or valuation of individual assets and liabilities. Nomura Securities made no request to any third-party institution for appraisal or assessment of any of the above assets and liabilities. The financial forecasts of Hinokiya Group Co., Ltd., including profit plans and other information, are based on future forecasts of Hinokiya Group Co., Ltd. for the period in and after the fiscal year ending December 31, 2022, which took into account such factors as the business plans (for the period from the fiscal year ending December 31, 2022 to the fiscal year ending December 31, 2025) provided by Hinokiya Group Co., Ltd. and confirmed by YAMADA HOLDINGS, interviews with Hinokiya Group Co., Ltd., the most recent trends in its performance, and publicly available information. Nomura Securities’ valuation reflects the information obtained by it up to February 9, 2022 and the economic conditions. Nomura Securities’ valuation is intended solely to serve as reference for YAMADA HOLDINGS’ Board of Directors to discuss the share exchange ratio.

In the business plans of Hinokiya Group Co., Ltd. based on which Nomura Securities performed a valuation using the DCF Analysis, a considerable income increase or decrease is expected in a certain fiscal period. Specifically, Hinokiya Group Co., Ltd. expects a considerable income increase for the fiscal year ending December 31, 2023 from the previous fiscal year due to such factors as a drop in the purchase price of lumber that will be caused by the temporary surge in lumber prices due to the effect of the Wood Shock occurring in the fiscal year ending December 31, 2022 and an increase in sales brought by the area expansion strategy through an increase in the number of opening showrooms. These business plans are not subject to implementation of the Share Exchange.

On the other hand, Yamada Consulting performed a valuation of YAMADA HOLDINGS and Hinokiya Group Co., Ltd. using: (i) the market share price analysis, in light of the facts that the Companies are listed on a financial instruments exchange and that their market prices are available; (ii) the DCF Analysis, in order to reflect the Companies’ respective future business activities in the valuation; and (iii) the comparable company analysis method, in light of the fact that there are listed companies comparable to the Companies and the value of their stock can be inferred by means of comparison with comparable companies.

The market share price analysis set February 9, 2022 as the valuation reference date and used the closing prices of the Companies on the First Section of the Tokyo Stock Exchange Market on the valuation reference date and the simple averages of their closing prices on the same section for the one-month, three-month, and six-month periods preceding the valuation reference date.

In the DCF Analysis, with regard to YAMADA HOLDINGS, the free cash flow that YAMADA HOLDINGS is expected to generate in the future, in and after the fiscal year ending March 31, 2022, was discounted to the present value for each fiscal year at a certain discount rate ranging from 5.57% to 6.81%, by taking into account certain assumptions that are considered reasonable, such as the earnings forecasts and investment plans based on the business plans for the period from the fiscal year ending March 31, 2022 to the fiscal year ending March 31, 2025, as prepared by YAMADA HOLDINGS. With regard to the period in and after the fiscal year ending March 31, 2026 for which no business plans are available, the present value was calculated using the perpetual growth method and the exit multiple method, with a perpetual growth rate ranging from -0.25% to 0.25% and an exit multiple ranging from 4.80 to 5.80, respectively. With regard to Hinokiya Group Co., Ltd., the free cash flow that Hinokiya Group Co., Ltd. is expected to generate in the future, in and after the fiscal year ending December 31, 2022, was discounted to the present value for each fiscal year at a certain discount rate ranging from 7.89% to 9.65%, by taking into account certain assumptions that are considered reasonable, such as the earnings forecasts and investment plans based on the business plans for the period from the fiscal year ending December 31, 2022 to the fiscal year ending December 31, 2025, as prepared by Hinokiya Group Co., Ltd. With regard to the period in and after the fiscal year ending December 31, 2026 for which no business plans are available, the present value was calculated using the perpetual growth method and the exit multiple method, with a perpetual growth rate ranging from -0.25% to 0.25% and an exit multiple ranging from 5.01 to 6.01, respectively.

In YAMADA HOLDINGS’ business plans, which Yamada Consulting used as a basis for performing its valuation using the DCF Analysis, no considerable income increase or decrease is expected for any of the fiscal periods.

The business plans of Hinokiya Group Co., Ltd., which Yamada Consulting used as a basis for performing its valuation using the DCF Analysis, were prepared based on the company’s current organizational structure. In these business plans, a considerable income increase or decrease is expected for the fiscal year since the previous fiscal year. Specifically, Hinokiya Group Co., Ltd. expects that a situation called “Wood Shock,” due to which lumber prices currently have soared in Japan, will come to an end in the fiscal year ending December 31, 2023, and that this will result in an approximately 51% increase in the company’s operating income over the previous fiscal year.

Finally, in the comparable company analysis method, BICCAMERA INC., K’S HOLDINGS CORPORATION, EDION Corporation, and Nojima Corporation were selected as comparable listed companies that are engaged in businesses relatively similar to those of YAMADA HOLDINGS. Then, the stock value of YAMADA HOLDINGS was calculated using the ratio of its EBITDA to its enterprise value (the EV/EBITDA ratio). Similarly, TamaHome Co., Ltd., AVANTIA CO., LTD., and NIHON HOUSE HOLDINGS Co., Ltd. were selected as comparable listed companies that are engaged in businesses relatively similar to those of Hinokiya Group Co., Ltd. Then, the stock value of Hinokiya Group Co., Ltd. was calculated using the ratio of its EBITDA to its enterprise value (the EV/EBITDA ratio).

Yamada Consulting assumed that the business plans mentioned above were prepared reasonably, based on the best estimates and judgment that could be obtained at this point, but Yamada Consulting does not guarantee the feasibility of those business plans. YAMADA HOLDINGS’ and Hinokiya Group Co., Ltd.’s business plans are not subject to implementation of the Share Exchange. The ranges of the number of shares of YAMADA HOLDINGS’ Stock to be allotted per share of Hinokiya Group Co., Ltd.’s Stock calculated using the valuation methods described above are as follows:

Method used	Resulting share exchange ratio
Market share price analysis	4.71 to 5.68
DCF Analysis	3.57 to 10.75
Comparable company analysis method	5.59 to 9.39

In calculating the share exchange ratio, in principle, Yamada Consulting used the information provided by the Companies and publicly available information, among other things. Yamada Consulting operated on the assumption that all of the documents, information, and other items used were accurate and complete, and Yamada Consulting did not independently verify their accuracy or completeness. Yamada Consulting did not independently evaluate, appraise or assess the assets and liabilities (including off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of the Companies. Yamada Consulting made no request to any third-party institution for evaluation, appraisal or assessment of any of the above assets and liabilities. In addition, Yamada Consulting operated on the assumption that information on the financial forecasts submitted by the Companies, including business plans and other information, was prepared reasonably by the Companies’ respective management teams based on the best estimates and judgment that could be obtained or exercised at this point. Yamada Consulting’s valuation reflects the information obtained by it, and the economic conditions, up to February 9, 2022.

(2) The Reason why YAMADA HOLDINGS Stock was Selected as Consideration for the Exchange

As consideration for the Share Exchange, YAMADA HOLDINGS and Hinokiya Group Co., Ltd. have selected YAMADA HOLDINGS’ Stock, which is the wholly-owning parent company in the Share Exchange. Hinokiya Group Co., Ltd. has determined that this selection was appropriate because YAMADA HOLDINGS’ Stocks are listed on the First Section of the Tokyo Stock Exchange and will continue to be tradable on this section on and after the effective date of the Share Exchange, and because shareholders of Hinokiya Group Co., Ltd. can be expected to benefit from the synergies resulting from the Share Exchange.

Regarding the review of market segments of the Tokyo Stock Exchange scheduled for April 4, 2022, YAMADA HOLDINGS and Hinokiya Group Co., Ltd. have each selected the Prime Market as announced on December 13, 2021 and December 16, 2021, respectively, and have applied to the Tokyo Stock Exchange to be listed on that market.

Upon the Share Exchange, YAMADA HOLDINGS will become a wholly-owning parent company of Hinokiya Group Co., Ltd. effective as of April 27, 2022, which is the effective date of the Share Exchange. This will result in the delisting of Hinokiya Group Co., Ltd. Stock as of April 25, 2022 (the last trading date will be April 22, 2022) in accordance with the delisting criteria of the Prime Market. After being delisted, Hinokiya Group Co., Ltd. Stock can no longer be traded on the Prime Market. However, shares of YAMADA HOLDINGS Stock, which will be allotted to shareholders (excluding YAMADA HOLDINGS) of Hinokiya Group Co., Ltd. upon the Share Exchange, will remain listed on the First Section of the Tokyo Stock Exchange. After the review of market segments of the Tokyo Stock Exchange scheduled for April 4, 2022, these shares of YAMADA HOLDINGS Stock will be tradable on the Prime Market on and after the effective date of the Share Exchange, after the delisting of Hinokiya Group Co., Ltd. Stock.

Those shareholders of Hinokiya Group Co., Ltd. who each hold no less than 17 shares of Hinokiya Group Co., Ltd. Stock as of the Record Time and will upon the Share Exchange be allotted no less than 100 shares of YAMADA HOLDINGS Stock, which is the number of shares constituting one unit of YAMADA HOLDINGS Stock, will continue to be able to trade their shares of not less than one unit on the Prime Market, even though they may be allotted shares of YAMADA HOLDINGS Stock of less than one unit in exchange for part of their shares of Hinokiya Group Co., Ltd. Stock, depending on the number of latter shares they hold. YAMADA HOLDINGS thus believes that these shareholders will be able to continue to enjoy the liquidity of their shares.

On the other hand, those shareholders of Hinokiya Group Co., Ltd. who each hold less than 17 shares of Hinokiya Group Co., Ltd. Stock will be allotted less than 100 shares of YAMADA HOLDINGS Stock, which is the number of shares constituting one unit of YAMADA HOLDINGS Stock. These shares constituting less than one unit cannot be sold on the Prime Market. However, a shareholder who will hold shares constituting less than one unit is entitled to demand that YAMADA HOLDINGS purchase the shares constituting less than one unit held by the shareholder. Alternatively, this shareholder is entitled to purchase from YAMADA HOLDINGS the number of shares that will form one unit when combined with the number of shares constituting less than one unit held by the shareholder. For details of these programs, please see “Note 3: Treatment of shares constituting less than one unit” in 3.(1)(i) above.

For details of the treatment of any fractions of less than one share of YAMADA HOLDINGS Stock that may be allotted to shareholders of Hinokiya Group Co., Ltd. upon the Share Exchange, see “Note 4: Treatment of fractions of less than one share” in 3.(1)(i) above.

Shareholders of Hinokiya Group Co., Ltd. will continue to be able to trade shares of Hinokiya Group Co., Ltd. Stock they hold until April 22, 2022 (estimate), which is the last trading date, on the Prime Market (or on the First Section of the Tokyo Stock Exchange until April 1, 2022).

(3) Matters to be given Due Consideration so as not to Harm the Interests of Shareholders

(i) Measures to ensure fairness

Since YAMADA HOLDINGS is the parent company of Hinokiya Group Co., Ltd. already holding 6,327,659 shares of Hinokiya Group Co., Ltd. Stock (which accounts for 50.02% of the total number of issued shares less the number of treasury shares as of December 31, 2021), the Companies have determined that it is necessary to ensure the fairness of the Share Exchange and have implemented the following measures:

a. Receipt of valuation reports from independent third-party valuation institutions

YAMADA HOLDINGS appointed Nomura Securities as its third-party valuation institution and received from it a valuation report on the share exchange ratio dated February 10, 2022. For an outline of the valuation report, see “Outline of calculation” in (1)(ii)b.(b) above.

On the other hand, Hinokiya Group Co., Ltd. appointed Yamada Consulting as its third-party valuation institution and received from it a valuation report on the share exchange ratio dated February 9, 2022. For an outline of the valuation report on share exchange ratio, see “Outline of calculation” in (1)(ii)b.(b) above.

Neither YAMADA HOLDINGS nor Hinokiya Group Co., Ltd. has received an opinion (fairness opinion) from respective third-party valuation institution to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

b. Advice from independent law firms

YAMADA HOLDINGS appointed Nishimura & Asahi as its legal advisor and received from it legal advice on the method, process, etc. of decision making by YAMADA HOLDINGS’ Board of Directors, including the procedures for the Share Exchange.

Nishimura & Asahi is independent of YAMADA HOLDINGS and Hinokiya Group Co., Ltd. and has no material interest in YAMADA HOLDINGS or Hinokiya Group Co., Ltd.

On the other hand, Hinokiya Group Co., Ltd. appointed AMT as its legal advisor and received from it legal advice on the method, process, etc. of decision making by Hinokiya Group Co., Ltd.’s Board of Directors, including the procedures for the Share Exchange.

AMT is independent of YAMADA HOLDINGS and Hinokiya Group Co., Ltd. and has no material interest in YAMADA HOLDINGS or Hinokiya Group Co., Ltd.

(ii) Measures to avoid conflicts of interest

Since YAMADA HOLDINGS is the parent company of Hinokiya Group Co., Ltd. already holding 6,327,659 shares of Hinokiya Group Co., Ltd. Stock (which accounts for 50.02% of the total number of issued shares less the number of treasury shares as of December 31, 2021), Hinokiya Group Co., Ltd. has implemented the following measures in order to avoid conflicts of interest.

a. Establishment of, and receipt of a report from, a non-interested special committee at Hinokiya Group Co., Ltd.

In response to YAMADA HOLDINGS’ proposal for the Share Exchange that Hinokiya Group Co., Ltd. received on November 9, 2021, Hinokiya Group Co., Ltd. established, on the advice of its legal advisor AMT and by a resolution adopted at its Board of Directors meeting held on November 16, 2021, the Special Committee for the purpose of: ensuring careful decision making by the Board of Directors, avoiding possible arbitrariness and conflicts of interest in, and ensuring the fairness of its Board of Directors’ decision making on the Share Exchange, and hearing the committee’s opinion as to whether its Board of Directors’ decision to conduct the Share Exchange would not be disadvantageous to its minority shareholders. The Special Committee consisted of the following five persons: Mr. Shunichi Deguchi and Mr. Masaya Katayama, who have no interest in YAMADA HOLDINGS and are considered to have reasonable knowledge about the lines of business and other aspects of Hinokiya Group Co., Ltd. as its Outside Directors and to have advanced insights, and who are registered with the Tokyo Stock Exchange as its independent officers; Mr. Shinsuke Hasegawa and Mr. Masahiro Nagasawa, who have no interest in YAMADA HOLDINGS and are considered to have reasonable knowledge about the lines of business and other aspects of Hinokiya Group Co., Ltd. as its Outside Auditors and to have advanced insights, and who are registered with the Tokyo Stock Exchange as its independent officers; and Mr. Akito Takahashi (an attorney-at-law at Takahashi & Katayama Law Office), who has no interest in YAMADA HOLDINGS or Hinokiya Group Co., Ltd. and is an independent outside expert who is considered to have the requisite expertise and qualifications to discuss the Share Exchange as an expert engaged in M&A services. Mr. Akito Takahashi was appointed as a member of the Special Committee, in addition to the Outside Directors and Outside Auditors described above, in order to supplement the committee’s expertise on M&A from a legal viewpoint. These five persons are the original members of the Special Committee selected by Hinokiya Group Co., Ltd., and none of them have been replaced. Each member of the Special Committee will receive remuneration for his services in a fixed amount or in an amount to be calculated in proportion to the number of meetings of the Special Committee held, regardless of the content of the committee’s report. The committee members’ remuneration includes no contingency fee conditional on consummation of the Share Exchange or any other condition.

In considering the Share Exchange, Hinokiya Group Co., Ltd. consulted the Special Committee on the following matters: (a) whether the committee considers the purpose of the Share Exchange to be reasonable (including whether the Share Exchange will contribute to increasing Hinokiya Group Co., Ltd.’s corporate value); (b) whether the validity of the terms and conditions of the Share Exchange (including the share exchange ratio for the Share Exchange) is secured; (c) whether the fairness of the decision-making, negotiation, and other processes involved in the Share Exchange is secured; and (d) whether the committee considers that the Share Exchange will not be disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd. in any respect other than those specified in (a) through (c) above (collectively, the “Consultative Matters”). In addition, upon establishing the Special Committee, Hinokiya Group Co., Ltd. required that its Board of Directors make decisions on the Share Exchange by giving maximum respect to the Special Committee’s determinations and that, in particular, if the Special Committee considers the terms and conditions of the Share Exchange to be inappropriate, its Board of Directors not approve the Share Exchange upon such terms and conditions. Furthermore, upon establishing the Special Committee, the Board of Directors of Hinokiya Group Co., Ltd. adopted a resolution to authorize the Special Committee to do the following in considering the Consultative Matters: (a) to approve the financial advisor and legal advisor appointed by Hinokiya Group Co., Ltd. (including retrospective approval), to receive professional advice from those advisors, and, if deemed necessary by the Special Committee, to appoint its own financial advisor, legal advisor and/or other advisors and to receive professional advice from such advisors, in which case the reasonable expenses thereof shall be borne by Hinokiya Group Co., Ltd.; (b) to receive information necessary for the Special Committee to discuss and make determinations on the Share Exchange from Hinokiya Group Co., Ltd.’s officers and employees and other persons deemed necessary by the Special Committee; (c) to discuss the level of measures to ensure fairness to be taken for the Share Exchange and to provide opinions and recommendations if necessary; and (d) to be substantially involved in the process of negotiations between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS on the terms and conditions of the Share Exchange for the purpose of ensuring fair negotiations between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS and, if deemed necessary by the Special Committee, to directly discuss and negotiate the terms and conditions of the Share Exchange with YAMADA HOLDINGS.

The Special Committee held a total of 11 meetings for a total of approximately 25 hours during the period from November 20, 2021 to February 9, 2022. Additionally, in between the meeting dates, the Special Committee carefully deliberated and considered the Consultative Matters by such means as sharing reports and information and deliberating and making decisions via email and other means. Specifically, at its first meeting held on November 20, 2021, the Special Committee approved the appointment by Hinokiya Group Co., Ltd. of Yamada Consulting as Hinokiya Group Co., Ltd.’s financial advisor and third-party valuation institution and of AMT as Hinokiya Group Co., Ltd.’s legal advisor, after checking that there were no problems with their independence, and checked that Hinokiya Group Co., Ltd.’s Directors who were to be involved in discussions, negotiations, and determinations on the Share Exchange had no problems in terms of their interest in YAMADA HOLDINGS, thereby establishing a framework for conducting discussions and negotiations on the

Share Exchange. Then, the Special Committee: exchanged questions and answers with Hinokiya Group Co., Ltd.’s management team about such matters as the purpose of the Share Exchange, the course of discussions on the Share Exchange, the business environment and business challenges surrounding Hinokiya Group Co., Ltd., the details of the measures expected to be taken after the Share Exchange, the advantages and disadvantages of the Share Exchange, and the procedures for developing, and the details of, Hinokiya Group Co., Ltd.’s business plan based on which the share exchange ratio was calculated; received from Yamada Consulting explanations about the reasons for employing the methods for calculating the Share Exchange and the results of calculation of the share exchange ratio for the Share Exchange, as well as timely reports on the status of negotiations with YAMADA HOLDINGS; deliberated and discussed, followed by approving, and giving instructions and making requests about, the negotiation policies, including specific share exchange ratios to be proposed to YAMADA HOLDINGS; and directedly conducted, and played a leading role in, part of the negotiations with YAMADA HOLDINGS on the share exchange ratio. The Special Committee also conducted interviews with YAMADA HOLDINGS and confirmed the positioning of Hinokiya Group Co., Ltd. in the YAMADA HOLDINGS Group, the course of discussions on the Share Exchange, the purpose of the Share Exchange, the details of the measures expected to be taken after the Share Exchange, and the advantages and disadvantages of the Share Exchange, among other things. In addition, the Special Committee received explanations from, and exchanged questions and answers with, Hinokiya Group Co., Ltd.’s legal advisor AMT about the details of the measures to ensure the fairness of procedural aspects of the Share Exchange as well as about the details of the method and process of decision making by Hinokiya Group Co., Ltd.’s Board of Directors on the Share Exchange and other measures to avoid conflicts of interest. Furthermore, the Special Committee collected information on the Share Exchange from materials about the Share Exchange provided by Hinokiya Group Co., Ltd.’s secretariat, advisors, etc. and, based on this information, deliberated on the Consultative Matters through careful consultations and discussions. The Special Committee received timely reports on the process, content, etc. of discussions and negotiations on the Share Exchange between YAMADA HOLDINGS and Hinokiya Group Co., Ltd., deliberated and considered the policies for negotiations, including negotiations on the share exchange ratio, and directly conducted, and played a leading role in, part of the negotiations with YAMADA HOLDINGS.

After the processes described above and based on the explanations, calculation results, and other materials for discussion, the Special Committee submitted to Hinokiya Group Co., Ltd.’s Board of Directors a report dated February 9, 2022 to the effect that (a) the purpose of the Share Exchange is considered reasonable (i.e., the Share Exchange will contribute to increasing Hinokiya Group Co., Ltd.’s corporate value); (b) the Share Exchange Ratio is considered valid and the validity of the terms and conditions of the Share Exchange is secured; (c) the fairness of the decision-making, negotiation, and other processes involved in the Share Exchange is secured; and (d) Hinokiya Group Co., Ltd.’s Board of Directors’ decision to conduct the Share Exchange will not be disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd.

b. Unanimous approval of the Directors of Hinokiya Group Co., Ltd. who have no conflicts of interest and unanimous no objection opinion of the Auditors of Hinokiya Group Co., Ltd. who have no conflicts of interest

At the meeting of Hinokiya Group Co., Ltd.’s Board of Directors held on February 10, 2022 at which the resolution for the Share Exchange was passed, seven out of the eight Directors of Hinokiya Group Co., Ltd., after excluding Mr. Akira Kondo in order to avoid conflicts of interest because he concurrently serves as the President and Representative Director of YAMADA JUKEN HOLDINGS Co., Ltd., a wholly-owned subsidiary of YAMADA HOLDINGS, deliberated and passed the resolution for the Share Exchange with unanimous approval. In order to avoid conflicts of interest, Mr. Akira Kondo did not participate in discussions or negotiations on the Share Exchange in a capacity representing Hinokiya Group Co., Ltd.

In addition, all four Audit & Supervisory Board Members of Hinokiya Group Co., Ltd. attended the Board of Directors meeting mentioned above and expressed the opinion that they have no objection to the Share Exchange.

(4) Matters related to the Appropriateness of the Total Number of Consideration for the Exchange

Considering the descriptions of (1) through (3) above, Hinokiya Group Co., Ltd. has determined that the total number of consideration for the Share Exchange and the details of the allotment are appropriate.

(5) Appropriateness of Capital and Capital Reserves of YAMADA HOLDINGS

The amount of capital and reserves of YAMADA HOLDINGS to be increased through the Share Exchange shall be separately determined by YAMADA HOLDINGS in accordance with the provisions of Article 39 of the Regulation on Corporate Accounting. Hinokiya Group Co., Ltd. believes that such treatment is appropriate as it was determined within the scope of laws and regulations after comprehensive consideration and review of YAMADA HOLDINGS’ financial situation, capital policy and other circumstances.

4. Matters of Reference regarding the Consideration for the Exchange

(1) Provisions of the Articles of Incorporation of YAMADA HOLDINGS

Pursuant to the laws and regulations and Article 15 of the Articles of Incorporation of Hinokiya Group Co., Ltd., the Articles of Incorporation of YAMADA HOLDINGS have been publicized on the website of Hinokiya Group Co., Ltd. (https://www.hinokiya-group.jp/ir/).

(2) Matters related to the Method of Conversion of the Consideration for the Exchange into Cash

(i)	Market on which the Consideration for the Exchange is Traded

YAMADA HOLDINGS’ Stocks are traded on the First Section of the Tokyo Stock Exchange. According to YAMADA HOLDINGS, it has selected the Prime Market segment of the Tokyo Stock Exchange upon the reform of the Tokyo Stock Exchange’s market segments planned to be made on April 4, 2022, and has applied to the Tokyo Stock Exchange for the listing. Accordingly, YAMADA HOLDINGS’ Stocks are expected to be traded on the Prime Market of the Tokyo Stock Exchange from April 4, 2022.

(ii)	Person acting as Intermediary, Broker, or Agency for Trading in the Consideration for the Exchange

YAMADA HOLDINGS’ Stocks are traded through brokerage and intermediary services carried out by financial instruments business operators (such as securities firms) throughout Japan.

(iii)	Restriction on the Transfer or Other Disposition of the Consideration for the Exchange

Not applicable.

(3) Matters related to Market Price

As of the business day immediately preceding the day of announcing the execution of the Share Exchange Agreement (February 10, 2022), the average closing prices of YAMADA HOLDINGS’ Stocks on the First Section of the Tokyo Stock Exchange for the one-month period, three-month period and six-month period were 392 yen, 397 yen and 434 yen, respectively.

For the latest information on market prices, etc. of YAMADA HOLDINGS’ Stocks can be found on the website of the Tokyo Stock Exchange (http://www.jpx.co.jp/).

(4) Content of the balance sheets of the YAMADA HOLDINGS pertaining to each business year the last day of which arrived in the past five years

This has been omitted as YAMADA HOLDINGS has submitted its annual securities report in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5. Matters related to the Appropriateness of the Provisions for Share Options pertaining to a Share Exchange Not applicable.

6. Matters related to Financial Statements, etc.

(1) Content of Financial Statements etc. for Latest Fiscal Year of YAMADA HOLDINGS

Pursuant to the laws and regulations and Article 15 of the Articles of Incorporation of Hinokiya Group Co., Ltd., the content of the financial statements, etc. of YAMADA HOLDINGS for the latest fiscal year (the fiscal year ended March 2021) have been publicized on the website of Hinokiya Group Co., Ltd. (https://www.hinokiya-group.jp/ir/).

(2) Details of Disposals of Material Assets, Assumption of Material Obligations or Other Events Having a Material Effect on Conditions of the Company’s Assets that have Occurred after the End of the Latest Fiscal Year of YAMADA HOLDINGS and Hinokiya Group Co., Ltd.

(i)	YAMADA HOLDINGS

a.

At the Board of Directors meeting held on February 10, 2022, YAMADA HOLDINGS passed a resolution to conduct a share exchange in which YAMADA HOLDINGS will become the wholly-owning parent company and Hinokiya Group Co., Ltd. will become the wholly-owned subsidiary, and executed the Share Exchange Agreement on the same date. The contents of the Share Exchange Agreement are as described in “Contents of the Share Exchange Agreement” under 2 above.

b.

At the Board of Directors meeting held on January 18, 2021, YAMADA HOLDINGS passed a resolution to carry out an absorption-type merger on July 1, 2021, by which YAMADA HOLDINGS’ consolidated subsidiary YAMADA DENKI would be the surviving entity, and YAMADA HOLDINGS’ consolidated subsidiaries BEST DENKI CO., LTD., Kurokawa Denki Co., Ltd., Kyusyu Tecc Land Co., Ltd., Matsuya Denki Ltd., Seidensha Co., Ltd. and Project White Co., Ltd., and YAMADA HOLDINGS’ non-consolidated subsidiary Kato Shoji Co., Ltd. would be the disappearing entities. The absorption-type merger came into effect on July 1, 2021.

c.

At the Board of Directors meeting held on June 9, 2021, YAMADA HOLDINGS passed a resolution to execute a share exchange agreement with OTSUKA KAGU, LTD. The agreement came into effect on September 1, 2021.

d.

At the Board of Directors meeting held on February 14, 2022, YAMADA HOLDINGS passed a resolution to carry out an absorption-type merger on May 1, 2022 (planned), by which YAMADA HOLDINGS’ consolidated subsidiary YAMADA DENKI will be the surviving entity, and YAMADA HOLDINGS’ consolidated subsidiary OTSUKA KAGU, LTD. will be the disappearing entity. Details of the absorption-type merger are as described in “Notice regarding Merger among Subsidiaries” publicized by YAMADA HOLDINGS on February 14, 2022.

(ii)	Hinokiya Group Co., Ltd.

a.

At the Board of Directors meeting held on February 10, 2022, Hinokiya Group Co., Ltd. passed a resolution to conduct a share exchange, in which YAMADA HOLDINGS will become the wholly-owning parent company and Hinokiya Group Co., Ltd. will become the wholly-owned subsidiary, and executed the Share Exchange Agreement on the same date. The contents of the Share Exchange Agreement are as described in “Contents of the Share Exchange Agreement” in 2 above.

b.

Hinokiya Group Co., Ltd. plans to cancel all of the treasury shares held as of the Record Time (including the shares to be acquired by Hinokiya Group Co., Ltd. in response to the dissenting shareholders’ share purchase demands pursuant to Article 785, Paragraph 1 of the Companies Act that are exercised in relation to the Share Exchange) by a resolution of the Board of Directors of Hinokiya Group Co., Ltd. to be held no later than the day immediately preceding the effective date of the Share Exchange.

Blank Below